PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (646) 536-7030 nlaudico@theruthgroup.com

Home Diagnostics Reports First Quarter 2009 Financial Results

Provides Full Year 2009 Financial Guidance

FORT LAUDERDALE, Fla. – May 7, 2009 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the first quarter ended March 31, 2009.

Total revenue for the first quarter was $24.6 million, a decrease of 2.1% from $25.1 million in the first quarter of 2008. Retail channel sales were up 25.2%, driven by the continued nationwide rollout of the TRUEresult and TRUE2go blood glucose monitoring systems and the rollout of TRUEtrack at Walmart. Mail service channel sales increased 21.8%, driven by continued success of the private label, no-coding blood glucose monitoring system recently launched with Liberty Medical. Distribution channel sales decreased 19.0% as a result of reductions in inventory days supply by some of the Company’s wholesale distribution customers. International sales decreased 32.0%, driven primarily by reduced sales to a distributor in Latin America.

Gross profit for the first quarter of 2009 was $11.6 million, compared to $14.6 million in the first quarter of 2008. As a percentage of sales, gross margin decreased to 47.1% compared to 58.1% in the prior year period. As the Company previously guided, gross margin was negatively impacted by the continued investment in the roll out of the new no-code products in the retail and mail service channels. Gross margin was also impacted by lower pricing in the mail service and distribution channels.

Selling, general and administrative expenses were $12.1 million for the first quarter of 2009, compared with $11.9 million in the first quarter of 2008. First quarter 2009 selling, general and administrative included $0.4 million of severance and other expenses related to the Company’s CEO transition.

Research and development expenses were $1.9 million for the first quarter of 2009, compared with $2.4 million in the first quarter of 2008. The decrease in research and development is primarily due to lower new product development costs following the launch of the TRUE2go and TRUEresult systems.

Operating loss for the first quarter of 2009 was $2.4 million, compared to operating income of $0.4 million for the first quarter of 2008.

For the three-month period ended March 31, 2009, the Company reported a net loss of $1.7 million, or a loss of $0.10 per diluted share, based on weighted average shares outstanding of 17.3 million. Net income for the three-month period ended March 31, 2008 was $0.7 million, or $0.04 per diluted share, based on 19.0 million weighted average shares outstanding.

In March 2009, the Company received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for TRUEbalance, the Company’s new low cost, no-coding meter. TRUEbalance broadens the Company’s no-code product portfolio to meet the specific needs of certain segments of the market. In addition, the TRUEbalance blood glucose monitoring system allows the Company to further leverage its established manufacturing infrastructure. The Company anticipates launching TRUEbalance in the second quarter of 2009.

As outlined previously, the Company continues to be in discussions with the FDA regarding the risk of inaccurate blood glucose readings in GDH-PQQ systems for certain groups of patients who are undergoing maltose based therapies. In late March, the Company provided the FDA with a plan to further mitigate this risk with its TRUEtest strips, which utilize this enzyme. The Company has scheduled a meeting in May to discuss its plan with the FDA.

Joseph Capper, President and Chief Executive Officer of Home Diagnostics said, “Our first quarter results are slightly better than our guidance. While we are not satisfied with our current results, we are weathering the economic downturn substantially better than several of the larger branded companies in the industry, who reported double digit revenue declines in the first quarter. We view this as an indicator of the strength of our value offering, especially given the challenging economic environment, which we believe is driving patients to lower cost alternatives. Home Diagnostics is the clear leader in the value segment of the blood glucose monitoring market, positioning us well to expand our market share. We are encouraged by the rapid patient adoption of our new no-coding meters and our capacity expansion is well underway to meet this growing demand.”

2009 Financial Guidance
For the full year 2009, the Company anticipates total revenue to be in the range of $130 million to $133 million, representing annual growth of 5% to 8%. The Company anticipates 2009 diluted earnings per share to be in the range of $0.36 to $0.40. The Company anticipates the majority of its 2009 revenue and earnings to be weighted towards the second half of the year due to typical business cycles and the ramp up of new product launches.

Conference Call
Home Diagnostics will hold a conference call on Thursday, May 7, 2009 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com.

After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through June 7, 2009. In addition, a telephonic replay of the call will be available until May 14, 2009. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 321001.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEbalance™, TRUEtrack®, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens as well as national distributors such as AmerisourceBergen, Cardinal Health, McKesson and Invacare. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008. For more information please visit www.homediagnostics.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, Sidekick, TRUEread and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2008	% to Sales	2009	% to Sales
Net sales	$25,120,280	100.0%	$24,601,628	100.0%
Cost of sales	10,531,933	41.9%	13,018,394	52.9%

Gross profit	14,588,347	58.1%	11,583,234	47.1%

Operating expenses:
Selling, general and administrative (including stock-based compensation expense of $233,001 and $306,589 for the three months ended March 31, 2008 and 2009, respectively)	11,870,718	47.3%	12,108,847	49.2%
Research & Development	2,356,848	9.4%	1,883,603	7.7%

Total operating expenses	14,227,566	56.6%	13,992,450	56.9%

Income (loss) from operations	360,781	1.4%	(2,409,216)	-9.8%

Other income (expense):
Interest income, net	327,868	1.3%	50,148	0.2%
Other income (expense), net	(526,581)	-2.1%	119,805	0.5%

Total other income/(expense)	(198,713)	-0.8%	169,953	0.7%

Income (loss) before benefit for income taxes	162,068	0.6%	(2,239,263)	-9.1%
Benefit for income taxes	(559,298)	-2.2%	(540,264)	-2.2%

Net income (loss)	$721,366	2.9%	$(1,698,999)	-6.9%

Earnings per common share:
Basic	$0.04		$(0.10)

Diluted	$0.04		$(0.10)

Weighted average shares used in computing earnings per common share:
Basic	17,898,772		17,326,013

Diluted	18,996,852		17,326,013

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	March 31,
	2008	2009
Selected Balance Sheet Data:
Cash and cash equivalents	$ 30,366,785	$ 21,543,805
Working capital	$ 44,005,456	$ 36,874,770
Total assets	$ 141,339,701	$ 136,682,426
Total debt	$ —	$ —
Total stockholders’ equity	$ 112,065,961	$ 107,517,482

Three Months Ended March 31,
	2008	2009

Cash Flow Data:
Cash Provided by (Used In) Operating Activities	$ 909,793	$ (1,222,445)
Cash Used in Investing Activities	$ (1,726,361)	$ (4,619,271)
Cash Provided by (Used in) Financing Activities	$ 18,440	$ (2,725,208)

	Three Months Ended March 31,
	2008		2009		Increase(Decrease)
Revenue By Channel:
Retail	$6,477,918	25.8%	$8,113,560	33.0%	$1,635,642	25.2%
Distribution	11,323,297	45.1%	9,175,597	37.3%	(2,147,700)	-19.0%
Mail Service	4,336,755	17.3%	5,283,736	21.5%	946,981	21.8%
International	2,982,310	11.8%	2,028,735	8.2%	(953,575)	-32.0%

	$25,120,280	100.0%	$24,601,628	100.0%	$(518,652)	-2.1%